Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

FOR IMMEDIATE RELEASE
Contacts
MEDIA	Natalie Jones Lacey njones3@unum.com
INVESTORS	Matt Royal Investorrelations@unum.com

Unum Group Reports First Quarter 2024 Results

•Net income of $395.2 million ($2.04 per diluted common share) for the first quarter of 2024; after-tax adjusted operating income was $409.9 million ($2.12 per diluted common share).

•Results reflect a growing top-line with core operations premium growth of 6.6 percent on a constant currency basis, and robust margins highlighted by group disability, group life and AD&D, and supplemental and voluntary.

•Strong balance sheet with holding company liquidity of $1.4 billion and weighted average risk-based capital ratio of approximately 440 percent, well in excess of targets; statutory operating earnings of $350.5 million.

•Increased capital deployment to shareholders through accelerated pace of share repurchases and increase in common stock dividend of 15 percent, beginning with the dividend to be paid in the third quarter of 2024.

•Book value per common share of $53.38 grew 13.9 percent over the year-ago quarter; book value per common share excluding accumulated other comprehensive income (AOCI) of $68.73 grew 9.3 percent over the year-ago quarter.

CHATTANOOGA, Tenn. (April 30, 2024) - Unum Group (NYSE: UNM) today reported net income of $395.2 million ($2.04 per diluted common share) for the first quarter of 2024, compared to net income of $358.3 million ($1.80 per diluted common share) for the first quarter of 2023.

Included in net income for the first quarter of 2024 are the after-tax amortization of the cost of reinsurance of $8.2 million ($0.04 per diluted common share), the after-tax impact of non-contemporaneous reinsurance of $5.7 million ($0.04 per diluted common share), and a net after-tax investment loss on the Company’s investment portfolio of $0.8 million (de minimis amount per diluted common share). Included in net income for the first quarter of 2023 are the after-tax amortization of the cost of reinsurance of $8.7 million ($0.04 per diluted common share), the after-tax impact of non-contemporaneous reinsurance of $5.7 million ($0.03 per diluted common share), and a net after-tax investment gain on the Company’s investment portfolio of $0.1 million (de minimis amount per diluted common share). Excluding the items above, after-tax adjusted operating income was $409.9 million ($2.12 per diluted common share) in the first quarter of 2024, compared to $372.6 million ($1.87 per diluted common share) in the first quarter of 2023.

“We are very pleased with our first quarter performance, which represents a very strong start to the year,” said Richard P. McKenney, president and chief executive officer. “Our businesses generated healthy core premium growth and delivered particularly strong performance overall in our Group Disability and Group Life businesses. We also executed against our capital deployment strategy, returning additional capital to our shareholders through increased share repurchases and approval of a 15 percent increase to our dividend. Looking ahead, we are well positioned for a strong 2024. Market conditions remain favorable, and we continue to see strong demand for our digital capabilities. Coupled with the strength of our balance sheet, we are well positioned to continue executing on our growth strategy and creating value for our shareholders.”

RESULTS BY SEGMENT

We measure and analyze our segment performance on the basis of "adjusted operating income" or "adjusted operating loss", which differ from income before income tax as presented in our consolidated statements of income due to the exclusion of investment gains and losses, amortization of cost of reinsurance, the impact of non-contemporaneous reinsurance, and reserve assumption updates. Investment gains or losses primarily include realized investment gains or losses, expected investment credit losses, and gains or losses on derivatives. Reserve assumption updates may result in increases or decreases to earnings. These performance measures are in accordance with GAAP guidance for segment reporting, but they should not be viewed as a substitute for income before income tax, net income or net loss.

Unum US Segment

Unum US reported adjusted operating income of $385.2 million in the first quarter of 2024, an increase of 23.3 percent from $312.5 million in the first quarter of 2023. Premium income increased 6.1 percent to $1,707.4 million in the first quarter of 2024, compared to $1,609.6 million in the first quarter of 2023. Net investment income was $157.0 million in the first quarter of 2024, which was generally consistent to the $157.3 million in the first quarter of 2023.

Within the Unum US operating segment, the group disability line of business reported a 13.1 percent increase in adjusted operating income to $164.8 million in the first quarter of 2024, compared to $145.7 million in the first quarter of 2023. Premium income for the group disability line of business increased 4.7 percent to $779.8 million in the first quarter of 2024, compared to $745.0 million in the first quarter of 2023, driven by favorable persistency and higher prior period sales. Net investment income decreased 4.1 percent to $77.8 million in the first quarter of 2024, compared to $81.1 million in the first quarter of 2023, due to a lower level of invested assets, partially offset by an increase in the yield on invested assets. The benefit ratio for the first quarter of 2024 was 57.5 percent, compared to 60.0 percent in the first quarter of 2023, due primarily to favorable claims incidence in our group long-term and short-term disability product lines. Group long-term disability sales were $54.6 million in the first quarter of 2024, an increase of 1.3 percent from $53.9 million in the first quarter of 2023. Group short-term disability sales were $35.9 million in the first quarter of 2024, a decrease of 3.0 percent from $37.0 million in the first quarter of 2023. Persistency in the group long-term disability product line was 93.1 percent for the first three months of 2024, compared to 90.6 percent for the first three months of 2023. Persistency in the group short-term disability product line was 91.3 percent for the first three months of 2024, compared to 87.2 percent for the first three months of 2023.

The group life and accidental death and dismemberment line of business reported a 96.5 percent increase in adjusted operating income to $78.8 million in the first quarter of 2024, compared to $40.1 million in the first quarter of 2023. Premium income for this line of business increased 7.0 percent to $488.4 million in the first quarter of 2024, compared to the $456.6 million in the first quarter of 2023 due primarily to favorable persistency and higher prior period sales. Net investment income was $22.0 million in the first quarter of 2024, which was generally consistent with $22.6 million in the first quarter of 2023. The benefit ratio in the first quarter of 2024 was 68.2 percent, compared to 75.0 percent in the first quarter of 2023 due primarily to favorable incidence in the group life product line. Sales of group life and accidental death and dismemberment products increased 9.5 percent in the first quarter of 2024 to $42.8 million, compared to $39.1 million in the first quarter of 2023. Persistency in the group life product line was 91.7 percent for the first three months of 2024, compared to 88.8 percent for the first three months of 2023. Persistency in the accidental death and dismemberment product line was 91.4 percent for the first three months of 2024, compared to 87.6 percent for the first three months of 2023.

The supplemental and voluntary line of business reported an increase of 11.8 percent in adjusted operating income to $141.6 million in the first quarter of 2024, compared to $126.7 million in the first quarter of 2023. Premium income for the supplemental and voluntary line of business increased 7.6 percent to $439.2 million in the first quarter of 2024, compared to $408.0 million in the first quarter of 2023, due to continued impacts from the partial recapture of a previously ceded block of business in the individual disability product line as well as higher prior period sales and favorable persistency. Net investment income increased 6.7 percent to $57.2 million in the first quarter of 2024, compared to $53.6 million in the first quarter of 2023, due primarily to an increase in the yield on invested assets. The benefit ratio for the voluntary benefits product line was 33.8 percent in the first quarter of 2024, compared to 36.0 percent in the first quarter of 2023, driven primarily by the critical illness product line. The benefit ratio for the

2

individual disability product line was 41.1 percent for the first quarter of 2024, compared to 45.3 percent in the first quarter of 2023, due primarily to favorable recoveries. The benefit ratio for the dental and vision product line was 72.4 percent for the first quarter of 2024, compared to 80.2 percent in the first quarter of 2023, due primarily to lower claims incidence and average claim size. Relative to the first quarter of 2023, sales in the voluntary benefits product line decreased 2.7 percent in the first quarter of 2024 to $107.9 million. Sales in the individual disability product line decreased 20.6 percent to $21.2 million in the first quarter of 2024. Sales in the dental and vision product line increased 30.0 percent in the first quarter of 2024 to $11.7 million. Persistency in the voluntary benefits product line was 75.7 percent for the first three months of 2024, compared to 74.2 percent for the first three months of 2023. Persistency in the individual disability product line was 89.2 percent for the first three months of 2024, which was consistent with the first three months of 2023. Persistency in the dental and vision product line was 80.5 percent for the first three months of 2024, compared to 76.9 percent for the first three months of 2023.

Unum International Segment

The Unum International segment reported adjusted operating income of $37.4 million in the first quarter of 2024, a decrease of 2.6 percent from $38.4 million in the first quarter of 2023. Premium income increased 22.9 percent to $231.7 million in the first quarter of 2024, compared to $188.6 million in the first quarter of 2023. Net investment income decreased 15.5 percent to $26.1 million in the first quarter of 2024, compared to $30.9 million in the first quarter of 2023. Sales decreased 0.4 percent to $45.6 million in the first quarter of 2024, compared to $45.8 million in the first quarter of 2023.

The Unum UK line of business reported adjusted operating income, in local currency, of £28.2 million in the first quarter of 2024, a decrease of 9.0 percent from £31.0 million in the first quarter of 2023. Premium income was £154.0 million in the first quarter of 2024, an increase of 15.0 percent from £133.9 million in the first quarter of 2023, due primarily to in-force block growth. Net investment income was £18.4 million in the first quarter of 2024, a decrease of 22.4 percent from £23.7 million in the first quarter of 2023, due primarily to lower investment income from inflation index-linked bonds. The benefit ratio was 68.1 percent in the first quarter of 2024, compared to 68.5 percent in the first quarter of 2023, due to lower mortality in the group life product line and lower inflation-linked experience in benefits, partially offset by unfavorable experience in the supplemental product line due to higher claims incidence. Sales decreased 3.3 percent to £29.6 million in the first quarter of 2024, compared to £30.6 million in the first quarter of 2023. Persistency in the group long-term disability product line was 92.7 percent for the first three months of 2024, compared to 90.1 percent for the first three months of 2023. Persistency in the group life product line was 88.3 percent for the first three months of 2024, compared to 81.5 percent for the first three months of 2023. Persistency in the supplemental product line was 87.7 percent for the first three months of 2024, compared to 88.9 percent for the first three months of 2023.

Colonial Life Segment

Colonial Life reported adjusted operating income of $113.7 million in the first quarter of 2024, a 21.1 percent increase compared to $93.9 million in the first quarter of 2023. Premium income increased 4.1 percent to $446.9 million in the first quarter of 2024, compared to $429.5 million in the first quarter of 2023, due to higher prior period sales and favorable persistency. Net investment income increased to $39.3 million in the first quarter of 2024, compared to $37.3 million in the first quarter of 2023, due to an increase in the yield on invested assets and an increase in the level of invested assets. The benefit ratio was 48.6 percent in the first quarter of 2024, compared to 53.0 percent in the first quarter of 2023, primarily due to lower benefits in the cancer and critical illness and accident, sickness, and disability product lines. Sales decreased 3.6 percent to $103.0 million in the first quarter of 2024, compared to $106.8 million in the first quarter of 2023. Persistency in the Colonial Life segment was 78.4 percent for the first three months of 2024, compared to 77.3 percent for the first three months of 2023.

3

Closed Block Segment

The Closed Block segment reported adjusted operating income of $24.3 million in the first quarter of 2024, which excludes the amortization of cost of reinsurance of $10.4 million and the impact of non-contemporaneous reinsurance of $7.2 million related to the Closed Block individual disability reinsurance transaction, compared to $58.2 million in the first quarter of 2023, which excludes the amortization of cost of reinsurance of $11.0 million and the impact of non-contemporaneous reinsurance of $7.3 million related to the Closed Block individual disability reinsurance transaction. Premium income for this segment is largely driven by our long-term care product line, and in the first quarter of 2024, premium income for long-term care was generally consistent with the same period of 2023. Net investment income increased 6.2 percent to $273.1 million in the first quarter of 2024, compared to $257.2 million in the first quarter of 2023, primarily due to an increase in the level of invested assets and higher miscellaneous investment income, primarily related to larger increases in the net asset value on our private equity partnerships.

The net premium ratio for the long-term care product line increased to 93.8 percent at March 31, 2024 from 85.3 percent at March 31, 2023, due primarily to the impacts of the reserve assumption updates in the third quarter of 2023. Benefits were unfavorable during the first quarter of 2024 relative to the same period of 2023 driven primarily by the increase in current period benefit expense resulting from the higher net premium ratio. Compared to December 31, 2023, the net premium ratio increased from 93.5 percent to 93.8 percent due to the impact of a large case termination in the first quarter. Overall claim experience was relatively in line with our communicated guidance of short-term elevated experience.

Corporate Segment

The Corporate segment reported an adjusted operating loss of $46.1 million in the first quarter of 2024, compared to an adjusted operating loss of $33.5 million in the first quarter of 2023, due primarily to a decrease in net investment income, driven by increased allocation to our lines of business, and higher retirement plan expenses.

4

OTHER INFORMATION

Shares Outstanding

The Company’s weighted average number of shares outstanding, assuming dilution, was 193.3 million for the first quarter of 2024, compared to 199.5 million for the first quarter of 2023. Shares outstanding totaled 191.5 million at March 31, 2024. During the first quarter of 2024, the Company repurchased 2.5 million shares at a total cost of $123.0 million.

Capital Management

At March 31, 2024, the weighted average risk-based capital ratio for the Company’s traditional U.S. insurance companies was approximately 440 percent, and the holding companies had available holding company liquidity of $1,406.0 million.

Book Value

Book value per common share as of March 31, 2024 was $53.38, compared to $46.85 at March 31, 2023. Book value per common share excluding AOCI as of March 31, 2024 was $68.73, compared to $62.88 at March 31, 2023.

Effective Tax Rate

The effective tax rate on adjusted operating earnings was 20.3 percent in the first quarter of 2024.

Outlook

Full-year 2024 outlook of an increase in after-tax adjusted operating income per share of 7 percent to 9 percent when comparing to full-year 2023.

NON-GAAP FINANCIAL MEASURES

We analyze our performance using non-GAAP financial measures.  A non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  We believe the following non-GAAP financial measures are better performance measures and better indicators of the revenue and profitability and underlying trends in our business:

•After-tax adjusted operating income or loss, which excludes investment gains or losses, amortization of the cost of reinsurance, non-contemporaneous reinsurance, and reserve assumption updates, as well as certain other items, as applicable;
•Book value per common share, which is calculated excluding AOCI.

Investment gains or losses primarily include realized investment gains or losses, expected investment credit losses, and gains or losses on derivatives. We believe after-tax adjusted operating income is a better performance measure and better indicator of the profitability and underlying trends in our business. Book value per common share excluding AOCI provides a more comparable and consistent view of our results, as AOCI tends to fluctuate depending on market conditions and general economic trends.

Cash flow assumptions used to calculate our liability for future policy benefits are reviewed at least annually and updated, as needed, with the resulting impact reflected in net income. While the effects of these assumption updates are recorded in the reporting period in which the review is completed, these updates reflect experience emergence and changes to expectations spanning multiple periods. We believe that by excluding the impact of reserve assumption updates we are providing a more comparable and consistent view of our quarterly results.

5

We exited a substantial portion of our Closed Block individual disability product line through the two phases of the reinsurance transaction that were executed in December 2020 and March 2021. As a result, we exclude the amortization of the cost of reinsurance that we recognized upon the exit of the business related to the policies on claim status as well as the impact of non-contemporaneous reinsurance that resulted from the adoption of Accounting Standards Update 2018-12 (ASU 2018-12). Due to the execution of the second phase of the reinsurance transaction occurring after January 1, 2021, the transition date of ASU 2018-12, in accordance with the provisions of the ASU related to non-contemporaneous reinsurance, we were required to establish the ceded reserves using an upper-medium grade fixed-income instrument as of the reinsurance transaction date in March 2021, which resulted in higher ceded reserves compared to that which was reported historically. However, the direct reserves for the block reinsured in the second phase were calculated using the original discount rate utilized as of the transition date. Both the direct and ceded reserves are then remeasured at each reporting period using a current discount rate reflective of an upper-medium grade fixed-income instrument, with the changes recognized in other comprehensive income (loss). While the total equity impact is neutral, the different original discount rates utilized for direct and ceded reserves result in disproportionate earnings impacts. The impact of non-contemporaneous reinsurance will fluctuate depending on the magnitude of reserve changes during the period. We believe that the exclusion of these items provides a better view of our results from our ongoing businesses.

We may at other times exclude certain other items from our discussion of financial ratios and metrics in order to enhance the understanding and comparability of our operational performance and the underlying fundamentals, but this exclusion is not an indication that similar items may not recur and does not replace net income or net loss as a measure of our overall profitability.

CONFERENCE CALL INFORMATION

Members of Unum Group senior management will host a conference call on Wednesday, May 1, 2024, at 8:00 am (Eastern Time) to discuss the results of operations for the first quarter of 2024. Topics may include forward-looking information, such as the Company’s outlook on future results, trends in operations, and other material information.

The dial-in number for the conference call is 1-888-210-4821 for U.S. (access code: 5666159). For U.K. callers, the dial-in number is 44-800-358-0970 (access code: 5666159). For all other callers, the dial-in number is 1-646-960-0323 (access code: 5666159). A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call. A replay of the webcast will be available on the Company's website. A replay of the call will also be available through Wednesday, May 8 by dialing 1-800-770-2030 (U.S.) or 1-609-800-9909 (all other locations) - access code 5666159.

In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the first quarter of 2024 is available on the “Investors” section of the Company’s website.

# # #

ABOUT UNUM GROUP

Unum Group (NYSE: UNM), a leading international provider of workplace benefits and services, has been helping workers and their families thrive for more than 175 years. Through its Unum and Colonial Life brands, the company offers disability, life, accident, critical illness, dental, vision and stop-loss insurance; leave and absence management support; and behavioral health services. In 2023, Unum Group reported revenues of more than $12 billion and paid approximately $8 billion in benefits. The Fortune 500 company is recognized as one of the World’s Most Ethical Companies by Ethisphere®.

Visit the Unum Group newsroom (https://www.unumgroup.com/newsroom) for more information, and connect with us on LinkedIn (https://www.linkedin.com/company/unum), Facebook (https://www.facebook.com/unumbenefits/), and Instagram (https://www.instagram.com/unumbenefits/).

6

SAFE HARBOR STATEMENT

Certain information in this news release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about anticipated growth in after-tax adjusted operating income per share, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) fluctuation in insurance reserve liabilities and claim payments due to changes in claim incidence, recovery rates, mortality and morbidity rates, and policy benefit offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of our claims operational processes, and changes in governmental programs; (2) sustained periods of low interest rates; (3) unfavorable economic or business conditions, both domestic and foreign, that may result in decreases in sales, premiums, or persistency, as well as unfavorable claims activity or unfavorable returns on our investment portfolio; (4) the impact of pandemics and other public health issues on our business, financial position, results of operations, liquidity and capital resources, and overall business operations; (5) changes in, or interpretations or enforcement of, laws and regulations; (6) a cybersecurity attack or other security breach resulting in compromised data or the unauthorized acquisition of confidential data; (7) the failure of our business recovery and incident management processes to resume our business operations in the event of a natural catastrophe, cybersecurity attack, or other event; (8) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (9) increased competition from other insurers and financial services companies due to industry consolidation, new entrants to our markets, or other factors; (10) ineffectiveness of our derivatives hedging programs due to changes in forecasted cash flows, the economic environment, counterparty risk, ratings downgrades, capital market volatility, changes in interest rates, and/or regulation; (11) changes in our financial strength and credit ratings; (12) actual experience in the broad array of our products that deviates from our assumptions used in pricing, underwriting, and reserving; (13) Our ability to hire and retain qualified employees; (14) our ability to develop digital capabilities or execute on our technology systems upgrades or replacements; (15) availability of reinsurance in the market and the ability of our reinsurers to meet their obligations to us; (16) ability to generate sufficient internal liquidity and/or obtain external financing; (17) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (18) disruptions to our business or our ability to leverage data caused by the use and reliance on third-party vendors, including vendors providing web and cloud-based applications; (19) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets; (20) effectiveness of our risk management program; (21) contingencies and the level and results of litigation; (22) fluctuation in foreign currency exchange rates; and (23) our ability to meet environmental, social, and governance standards and expectations of investors, regulators, customers, and other stakeholders

For further discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part 1, Item 1A “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2023. The forward-looking statements in this news release are being made as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

7

Unum Group
FINANCIAL HIGHLIGHTS
(Unaudited)

($ in millions, except share data)
	Three Months Ended March 31
	2024	2023
Revenue
Premium Income	$2,610.3	$2,459.3
Net Investment Income	513.5	508.8
Net Investment Gain (Loss)	(1.2)	0.1
Other Income	77.7	67.9
Total Revenue	3,200.3	3,036.1

Benefits and Expenses
Policy Benefits Including Remeasurement Loss or Gain	1,785.3	1,736.4
Commissions	313.6	293.9
Interest and Debt Expense	49.5	48.1
Deferral of Acquisition Costs	(166.9)	(157.7)
Amortization of Deferred Acquisition Costs	126.2	115.9
Other Expenses	596.9	548.2
Total Benefits and Expenses	2,704.6	2,584.8

Income Before Income Tax	495.7	451.3
Income Tax Expense	100.5	93.0

Net Income	$395.2	$358.3

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$2.05	$1.81
Assuming Dilution	$2.04	$1.80

Weighted Average Common Shares - Basic (000s)	192,550.2	198,111.2
Weighted Average Common Shares - Assuming Dilution (000s)	193,267.1	199,520.1
Outstanding Shares - (000s)	191,453.7	197,365.3

8

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended March 31
	2024		2023
	(in millions)	per share *	(in millions)	per share *
Net Income	$395.2	$2.04	$358.3	$1.80
Excluding:
Net Investment Gain (Loss) (net of tax benefit of $0.4; $—)	(0.8)	—	0.1	—
Amortization of the Cost of Reinsurance (net of tax benefit of $2.2; $2.3)	(8.2)	(0.04)	(8.7)	(0.04)
Non-Contemporaneous Reinsurance (net of tax benefit of $1.5; $1.6)	(5.7)	(0.04)	(5.7)	(0.03)
After-tax Adjusted Operating Income	$409.9	$2.12	$372.6	$1.87

* Assuming Dilution

	March 31
	2024		2023
	(in millions)	per share	(in millions)	per share
Total Stockholders' Equity (Book Value)	$10,219.5	$53.38	$9,247.4	$46.85
Excluding:
Net Unrealized Loss on Securities	(2,360.8)	(12.33)	(2,205.2)	(11.17)
Effect of Change in Discount Rate Assumptions on the Liability for Future Policy Benefits	225.3	1.18	(260.0)	(1.33)
Net Gain (Loss) on Derivatives	(127.0)	(0.66)	7.8	0.04
Subtotal	12,482.0	65.19	11,704.8	59.31
Excluding:
Foreign Currency Translation Adjustment	(332.6)	(1.74)	(365.4)	(1.85)
Subtotal	12,814.6	66.93	12,070.2	61.16
Excluding:
Unrecognized Pension and Postretirement Benefit Costs	(344.9)	(1.80)	(339.5)	(1.72)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Loss	$13,159.5	$68.73	$12,409.7	$62.88

9

	Three Months Ended
	March 31, 2024	March 31, 2023
	Premium Income	Premium Income in Local Currency[1]		Weighted Average Exchange Rate[2]	Premium Income in Constant Currency

Unum International
Unum UK	$195.3		£133.9	1.268	$169.8
Unum Poland	36.4	zł	113.8	0.251	28.6
Total	231.7				198.4
Unum US	1,707.4		$1,609.6		1,609.6
Colonial Life	446.9		$429.5		429.5
Core Operations	$2,386.0				$2,237.5
1Premium income shown in millions of pounds for Unum UK, millions of zlotys for Unum Poland, and millions of U.S. dollars for Unum US and Colonial Life.
2Exchange rate is calculated using the average foreign currency exchange rates for the most recent period, applied to the comparable prior period.

10